EXHIBIT 99.2
NEWS RELEASE

CONTACTS
Media Cheryl Gossin: 585-678-7191 Amy Martin: 585-678-7141	Investor Relations Patty Yahn-Urlaub: 585-678-7483 Bob Czudak: 585-678-7170

Constellation Brands Announces Full Redemption of
8 3/8% Senior Notes Due 2014

VICTOR, N.Y., OCT. 20, 2014 – Constellation Brands, Inc. (NYSE: STZ and STZ.B) announced today that it has given notice for full redemption of all of its outstanding 8 3/8% Senior Notes due 2014 (CUSIP Number: 21036P AG3) (the “Notes”) to be effected on November 26, 2014 (the “Redemption Date”). As of October 20, 2014, there were $500 million in aggregate principal amount of the Notes outstanding.
The redemption price for the Notes, payable in cash, will be calculated pursuant to the formula set forth in the supplemental indenture relating to the Notes.
About Constellation Brands
Constellation Brands is a leading international producer and marketer of beer, wine and spirits with operations in the U.S., Canada, Mexico, New Zealand and Italy. Constellation is the third-largest producer and marketer of beer for the U.S. market and the world’s leading premium wine company with a leading market position in the U.S., Canada and New Zealand. Constellation’s wine portfolio is complemented by select premium spirits brands. Constellation’s brand portfolio includes Corona Extra, Corona Light, Modelo Especial, Negra Modelo, Pacifico, Robert Mondavi, Clos du Bois, Kim Crawford, Rex Goliath, Mark West, Franciscan Estate, Ruffino, Jackson-Triggs, SVEDKA Vodka and Black Velvet Canadian Whisky.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Statements which are not historical facts and relate to future plans, events or performance are forward-looking statements that are based upon management’s current expectations and are subject to risks and uncertainties. Detailed information regarding risk factors with respect to the company are included in the company’s filings with the SEC.